UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2008

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Supply Agreement No. 2 with Tianwei New Energy (Chengdu) Wafer Co., Ltd.

On September 14, 2008, Hoku Materials, Inc., or Hoku Materials, a wholly owned subsidiary of Hoku Scientific, Inc., entered into a second supply agreement, or Supply Agreement No. 2, with Tianwei New Energy (Chengdu) Wafer Co., Ltd., or Tianwei, for the sale and delivery of a predetermined volume of polysilicon to Tianwei over a ten-year period beginning in April 2010. Under Supply Agreement No. 2, up to approximately $227 million may be payable to Hoku Materials during the ten-year period, subject to the acceptance of product deliveries and other conditions. Supply Agreement No. 2 provides for the delivery of predetermined volumes of polysilicon by Hoku Materials and purchase of these volumes by Tianwei each month and each year at set prices from the date of the first shipment in 2010, for a continuous period of ten years.

Under Supply Agreement No. 2, Tianwei is required to pay Hoku Materials a cash deposit of $10 million by September 29, 2008, as a prepayment for future product deliveries. In addition to the $10 million initial cash deposit, Tianwei is required to pay an additional $26 million as a prepayment for future product deliveries in two $12 million increments on or before December 15, 2008, and April 30, 2009, respectively, with a final $2 million being payable when Hoku Materials completes aggregate shipments of a specified volume of products to Tianwei. If Tianwei does not pay any installment of the $36 million deposit when due then Hoku Materials may immediately terminate Supply Agreement No. 2 and retain all deposits that have been paid as of the date of termination as liquidated damages.

The term of Supply Agreement No. 2 is ten years from the date of the first shipment, which is planned to be April 1, 2010. Each party, however, may terminate the Supply Agreement at an earlier date under certain circumstances, including, but not limited to, the bankruptcy, assignment for the benefit of creditors, liquidation, or a material breach of the contract by the other party. Hoku Materials’s failure to commence shipments of polysilicon by June 30, 2010 constitutes a material breach by Hoku Materials under the terms of Supply Agreement No. 2, among other circumstances. Tianwei’s failure to pay any of the cash deposits when due, constitutes a material breach of the contract by Tianwei, among other circumstances. In most cases, if Tianwei terminates Supply Agreement No. 2, then Hoku Materials is required to refund to Tianwei the $36 million prepayment, less any part of the $36 million that has been applied to the purchase price of polysilicon delivered under Supply Agreement No. 2.

Pursuant to Supply Agreement No. 2, Hoku Materials has granted to Tianwei a security interest in all of its tangible and intangible assets related to its polysilicon business to serve as collateral for Hoku Materials’s obligation to repay the $36 million deposit if Supply Agreement No. 2 is terminated by Tianwei. Upon a termination of Supply Agreement No. 2 by Hoku Materials, Hoku Materials generally may retain the entire amount of the $36 million prepayment.

Supply Agreement No. 2 will be filed with Hoku Scientific, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 16, 2008

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer